Exhibit 10.1

EXECUTION VERSION

RASER TECHNOLOGIES, INC.

(a Delaware corporation)

8.00% Convertible Senior Notes due 2013

PURCHASE AGREEMENT

Dated: March 19, 2008

RASER TECHNOLOGIES, INC.

(a Delaware corporation)

$50,000,000

8.00% Convertible Senior Notes due 2013

PURCHASE AGREEMENT

March 19, 2008

MERRILL LYNCH & CO.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

4 World Financial Center

New York, New York 10080

Ladies and Gentlemen:

Raser Technologies, Inc., a Delaware corporation (the “Company”), confirms its agreement with Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch” or the “Initial Purchaser”), with respect to the issue and sale by the Company and the purchase by the Initial Purchaser of $50,000,000 aggregate principal amount of the Company’s 8.00% Convertible Senior Notes due 2013 (the “Initial Securities”), and with respect to the grant by the Company to the Initial Purchaser of the option described in Section 2(b) hereof to purchase all or any part of an additional $5,000,000 principal amount of the Company’s 8.00% Convertible Senior Notes due 2013 (the “Option Securities,” and together with the Initial Securities, the “Securities”). The Securities are to be issued pursuant to an indenture dated as of March 26, 2008 (the “Indenture”) between the Company and The Bank of New York, a New York Banking corporation, as trustee (the “Trustee”). Securities issued in book-entry form will be issued to Cede & Co. as nominee of The Depository Trust Company (“DTC”) pursuant to a letter agreement, to be dated as of the Initial Closing Time (as defined in Section 2(c)) (the “DTC Agreement”), between the Company and DTC.

The Securities will be convertible into fully paid, nonassessable shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), in accordance with the terms of the Securities and the Indenture.

The Company understands that the Initial Purchaser proposes to make an offering of the Securities on the terms and in the manner set forth herein and agrees that the Initial Purchaser may resell, subject to the conditions set forth herein, all or a portion of the Securities to purchasers (“Subsequent Purchasers”) at any time after this Agreement has been executed and delivered. The Securities are to be offered and sold through the Initial Purchaser without being registered under the Securities Act of 1933, as amended (the “1933 Act”), in reliance upon exemptions therefrom. Pursuant to the terms of the Securities and the Indenture, investors that acquire Securities may only resell or otherwise transfer such Securities if such Securities are hereafter registered under the 1933 Act or if an exemption from the registration requirements of the 1933 Act is available (including the exemption afforded by Rule 144A (“Rule 144A”) of the rules and regulations promulgated under the 1933 Act by the Securities and Exchange Commission (the “Commission”)). On or prior to the Initial Closing Time, the Company will enter into an agreement with the Initial Purchaser (the “Registration Rights Agreement”), pursuant to which, subject to the conditions set forth therein, the Company will be required to file and use its reasonable best efforts to have declared effective a registration statement (the “Registration Statement”) under the 1933 Act to register resales of the Securities and the shares of Common Stock issuable upon conversion thereof (the “Underlying Securities”).

The Company has prepared and delivered to the Initial Purchaser copies of a preliminary offering memorandum dated March 11, 2008 (the “Preliminary Offering Memorandum”) and has prepared and will deliver to the Initial Purchaser, on the date hereof or the next succeeding day, copies of a final offering memorandum dated March 19, 2008 (the “Final Offering Memorandum”), each for use by the Initial Purchaser in connection with its solicitation of purchases of, or offering of, the Securities. “Offering Memorandum” means, with respect to any date or time referred to in this Agreement, the most recent offering memorandum (whether the Preliminary Offering Memorandum or the Final Offering Memorandum, or any amendment or supplement to either such document), including exhibits thereto and any documents incorporated therein by reference, which has been prepared and delivered by the Company to the Initial Purchaser in connection with their solicitation of purchases of, or offering of, the Securities.

All references in this Agreement to financial statements and schedules and other information which is “contained,” “included” or “stated” in the Offering Memorandum (or other references of like import) shall be deemed to mean and include all such financial statements and schedules and other information which are incorporated by reference in the Offering Memorandum; and all references in this Agreement to amendments or supplements to the Offering Memorandum shall be deemed to mean and include the filing of any document under the Securities Exchange Act of 1934 (the “1934 Act”) which is incorporated by reference in the Offering Memorandum.

SECTION 1. Representations and Warranties by the Company.

(a) Representations and Warranties. The Company represents and warrants to the Initial Purchaser as of the date hereof and as of each Closing Time referred to in Section 2(c) hereof, and agrees with the Initial Purchaser, as follows:

(i) Disclosure Package and Final Offering Memorandum. As of the Applicable Time (as defined below), neither (x) the Offering Memorandum as of the Applicable Time as supplemented by the final pricing term sheet, in the form attached hereto as Schedule A (the “Pricing Supplement”), that has been prepared and delivered by the Company to the Initial Purchaser in connection with their solicitation of offers to purchase Securities all considered together (collectively, the “Disclosure Package”), nor (y) any individual Supplemental Offering Materials (as defined below), when considered together with the Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. “Applicable Time” means 8:30 a.m. (Eastern time) on March 20, 2008 or such other time as agreed by the Company and Merrill Lynch.

“Supplemental Offering Materials” means any “written communication” (within the meaning of the 1933 Act Regulations (as defined below)) prepared by or on behalf of the Company, or used or referred to by the Company, that constitutes an offer to sell or a solicitation of an offer to buy the Securities other than the Offering Memorandum or amendments or supplements thereto (including the Pricing Supplement), including, without limitation, any road show relating to the Securities that constitutes such a written communication.

As of its issue date and as of the Closing Time, the Final Offering Memorandum will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

The representations and warranties in this subsection shall not apply to statements in or omissions from the Disclosure Package or the Final Offering Memorandum made in reliance upon and in conformity with written information furnished to the Company by the Initial Purchaser expressly for use therein.

(ii) Incorporated Documents. The Offering Memorandum as delivered from time to time shall incorporate by reference the most recent Annual Report of the Company on Form 10-K filed with the Commission and each Quarterly Report of the Company on Form 10-Q, if any, and each Current Report of the Company on Form 8-K filed with the Commission since the end of the fiscal year to which such Annual Report relates. The documents incorporated or deemed to be incorporated by reference in the Offering Memorandum at the time they were or hereafter are filed with the Commission complied and will comply in all material respects with the requirements of the 1934 Act and the rules and regulations of the Commission thereunder (the “1934 Act Regulations”), and, when read together with the other information in the Offering Memorandum, at the time the Offering Memorandum was issued and at Closing Time, did not and will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.

(iii) Independent Accountants. The accountants who certified the financial statements and supporting schedules included in the Disclosure Package and the Final Offering Memorandum are independent public accountants with respect to the Company and its subsidiaries within the meaning of the 1933 Act and the rules and regulations thereunder (the “1933 Act Regulations”).

(iv) Financial Statements. The financial statements, together with the related schedules and notes, included in the Disclosure Package and the Final Offering Memorandum present fairly the financial position of the Company and its consolidated subsidiaries at the dates indicated and the statement of operations, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries for the periods specified; said financial statements have been prepared in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved. The supporting schedules, if any, included in the Disclosure Package and the Final Offering Memorandum present fairly in accordance with GAAP the information required to be stated therein. The selected financial data and the summary financial information included in the Disclosure Package and the Final Offering Memorandum present fairly the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included in the Disclosure Package and the Final Offering Memorandum.

(v) No Material Adverse Change in Business. Since the respective dates as of which information is given in the Disclosure Package and the Final Offering Memorandum, except as otherwise stated therein, (A) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business (a “Material Adverse Effect”), (B) there have been no transactions entered into by the Company or any of its subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company and its subsidiaries considered as one enterprise, and (C) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

(vi) Good Standing of the Company. The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware and has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Disclosure Package and the Final Offering Memorandum and to enter into and perform its obligations under this Agreement; and the Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect.

(vii) Good Standing of Designated Subsidiaries. Each “significant subsidiary” of the Company (as such term is defined in Rule 1-02 of Regulation S-X) and each subsidiary listed on Schedule B hereto (each a “Designated Subsidiary” and, collectively, the “Designated Subsidiaries”) has been duly organized and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Disclosure Package and the Final Offering Memorandum and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect; except as otherwise disclosed in the Disclosure Package and the Final Offering Memorandum, all of the issued and outstanding capital stock of each Designated Subsidiary has been duly authorized and validly issued, is fully paid and non-assessable and is owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity; none of the outstanding shares of capital stock of the Designated Subsidiaries was issued in violation of any preemptive or similar rights of any securityholder of such Designated Subsidiary. The other subsidiaries of the Company other than Designated Subsidiaries, considered in the aggregate as a single subsidiary, do not constitute a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X.

(viii) Capitalization. The total stockholders’ equity of the Company is as set forth in the Disclosure Package and the Final Offering Memorandum in the column entitled “Actual” under the caption “Capitalization” and the actual, authorized, issued and outstanding number of shares of Common Stock of the Company is as set forth in the section entitled “Description of Capital Stock” in the Disclosure Package and the Final Memorandum (except for subsequent issuances, if any, pursuant to this Agreement, pursuant to reservations, agreements, employee benefit plans referred to in the Disclosure Package and the Final Offering Memorandum or pursuant to the exercise of convertible securities or options referred to in the Disclosure Package and the Final Offering Memorandum); there are no outstanding options to purchase, or any rights or warrants to subscribe for, or any securities or obligations convertible into, or any contracts or commitments to issue or sell, any shares of Common Stock, any shares of capital stock of any subsidiary, or any such warrants, convertible securities or obligations, except as set forth in the Disclosure Package and the Final Offering Memorandum and except for options granted under, or contracts or commitments pursuant to, the Company’s previous or currently existing stock option and other similar officer, director or employee benefit plans; except for this Agreement and the Registration Rights Agreement or stock purchase plans or as set forth on Schedule D hereto, there are no contracts, commitments, agreements, arrangements, understandings or undertakings of any kind to which the Company is a party, or by which it is bound, granting to any person the right to require either the Company to file a registration statement under the 1933 Act with respect to any securities of the Company or requiring the Company to include such securities with the Securities registered pursuant to any registration statement. The shares of issued and outstanding capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable; none of the outstanding shares of capital stock of the Company was issued in violation of the preemptive or other similar rights of any securityholder of the Company.

(ix) Underlying Securities. The Underlying Securities have been duly authorized and reserved and, when issued upon conversion of the Securities in accordance with the terms of the Securities, will be validly issued, fully paid and non assessable, and the issuance of the Underlying Securities will not be subject to any preemptive or similar rights.

(x) Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Company.

(xi) Authorization of the Indenture. The Indenture has been duly authorized by the Company and, when executed and delivered by the Company and the Trustee, will constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(xii) Authorization of the Registration Rights Agreement. The Registration Rights Agreement has been duly authorized by the Company and, when executed and delivered by the Company (assuming the due authorization, execution and delivery thereof by the Initial Purchaser), will constitute the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution thereunder may be limited by federal or state securities laws or public policy relating thereto.

(xiii) Authorization of Certain Other Agreements. The confirmation of Issuer Call Spread between the Company and Merrill Lynch International (the “Call Spread”), the confirmation of Forward Stock Purchase Transaction between the Company and Merrill Lynch International (the “Forward Stock Purchase”), and the Pledge and Escrow Agreement between the Company, the Trustee and The Bank of New York, a New York Banking corporation, as Escrow Agent (the “Escrow Agent”) (the “Escrow Agreement” and together with the Call Spread and Forward Stock Purchase, the “Other Agreements”) have been duly authorized by the Company and, when executed and delivered by the Company (assuming the due authorization, execution and delivery thereof by parties other than the Company), will each constitute a legal, valid and binding agreement of the Company, each enforceable against it in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(xiv) Authorization of the Securities. The Securities have been duly authorized and, at Closing Time, will have been duly executed by the Company and, when authenticated, issued and delivered in the manner provided for in the Indenture and delivered against payment of the purchase price therefor as provided in this Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers) reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and will be in the form contemplated by, and entitled to the benefits of, the Indenture.

(xv) Description of the Securities, Indenture, Registration Rights Agreement and Other Agreements. The Securities, the Indenture, the Registration Rights Agreement and the Other Agreements will conform in all material respects to the respective statements relating thereto contained in the Disclosure Package and the Final Offering Memorandum.

(xvi) Absence of Defaults and Conflicts. Neither the Company nor any of its subsidiaries is in violation of its charter or by-laws or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which it or any of them may be bound, or to which any of the property or assets of the Company or any of its subsidiaries is subject (collectively, “Agreements and Instruments”) except for such defaults that would not result in a Material Adverse Effect; and the execution, delivery and performance of this Agreement, the Indenture, the Registration Rights Agreement, the Other Agreements and the Securities and any other agreement or instrument entered into or issued or to be entered into or issued by the Company in connection with the transactions contemplated hereby or thereby or in the Disclosure Package and the Final Offering Memorandum and the consummation of the transactions contemplated herein and in the Disclosure Package and the Final Offering Memorandum (including the issuance and sale of the Securities and the use of the proceeds from the sale of the Securities as described in the Disclosure Package and the Final Offering Memorandum under the caption “Use of Proceeds”) and compliance by the Company with its obligations hereunder have been duly authorized by all necessary corporate action and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, the Agreements and Instruments except for such conflicts, breaches or defaults or Repayment Events or liens, charges or encumbrances that, singly or in the aggregate, would not result in a Material Adverse Effect, nor will such action result in any violation of the provisions of the charter or by-laws of the Company or any of its subsidiaries or any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or any of its subsidiaries or any of their assets, properties or operations. As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries.

(xvii) Absence of Labor Dispute. No labor dispute with the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its or any of its subsidiaries’ principal suppliers, manufacturers, customers or contractors, which, in either case, would result in a Material Adverse Effect.

(xviii) Absence of Proceedings. Except as described in the Disclosure Package and Final Offering Memorandum, there is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company, threatened, against or affecting the Company or any of its subsidiaries which might result in a Material Adverse Effect, or which might materially and adversely affect the properties or assets of the Company or any of its subsidiaries or the consummation of the transactions contemplated by this Agreement or the performance by the Company of its obligations hereunder. The aggregate of all pending legal or governmental proceedings to which the Company or any of its subsidiaries is a party or of which any of their respective property or assets is the subject which are not described in the Disclosure Package and the Final Offering Memorandum, including ordinary routine litigation incidental to the business, could not reasonably be expected to result in a Material Adverse Effect.

(xix) Absence of Manipulation. Neither the Company nor any affiliate of the Company has taken, nor will the Company or any affiliate take, directly or indirectly, any action which is designed to or which has constituted or which would be expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

(xx) Possession of Intellectual Property. The Company and its subsidiaries own or possess, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to carry on the business now operated by them, and, except as described in the Disclosure Package and Final Offering Memorandum, neither the Company nor any of its subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Company or any of its subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, singly or in the aggregate, would result in a Material Adverse Effect.

(xxi) Absence of Further Requirements. Subject to compliance by the Initial Purchaser with the representations and warranties of the Initial Purchaser and the procedures set forth in Section 6 hereof, no filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required for the performance by the Company of its obligations hereunder, in connection with the offering, issuance or sale of the Securities hereunder or the consummation of the transactions contemplated by this Agreement or for the due execution, delivery or performance of the Indenture by the Company, except such as have been already obtained.

(xxii) Possession of Licenses and Permits. The Company and its subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them, except where the failure so to possess would not, singly or in the aggregate, result in a Material Adverse Effect; the Company and its subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, result in a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, singly or in the aggregate, result in a Material Adverse Effect; and neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect.

(xxiii) Title to Property. The Company and its subsidiaries have good and marketable title to all real property owned by the Company and its subsidiaries and good title to all other properties owned by them, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except such as (a) are described in the Disclosure Package and the Final Offering Memorandum or (b) do not, singly or in the aggregate, materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company or any of its subsidiaries; and all of the leases and subleases material to the business of the Company and its subsidiaries, considered as one enterprise, and under which the Company or any of its subsidiaries holds properties described in the Disclosure Package and the Final Offering Memorandum, are in full force and effect, and neither the Company nor any of its subsidiaries has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company or any of its subsidiaries under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company or any subsidiary thereof to the continued possession of the leased or subleased premises under any such lease or sublease.

(xxiv) Environmental Laws. Except as described in the Disclosure Package and the Final Offering Memorandum and except for such matters as would not, singly or in the aggregate, result in a Material Adverse Effect, (A) neither the Company nor any of its subsidiaries is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos-containing materials or mold (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (B) the Company and its subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements, (C) there are no pending or threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company or any of its subsidiaries and (D) there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company or any of its subsidiaries relating to Hazardous Materials or Environmental Laws.

(xxv) Accounting Controls and Disclosure Controls. The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as described in the Disclosure Package or Final Offering Memorandum, since the end of the Company’s most recent audited fiscal year, there has been (1) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (2) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

The Company and its consolidated subsidiaries employ disclosure controls and procedures that are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms, and is accumulated and communicated to the Company’s management, including its principal executive officer or officers and principal financial officer or officers, as appropriate, to allow timely decisions regarding disclosure.

(xxvi) Compliance with the Sarbanes-Oxley Act. There is and has been no failure on the part of the Company or (except to the extent that such failure would not reasonably be expected to cause a Material Adverse Effect) any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 related to loans and Sections 302 and 906 related to certifications.

(xxvii) Payment of Taxes. All United States federal income tax returns of the Company and its subsidiaries required by law to be filed have been filed and all taxes shown by such returns or otherwise assessed, which are due and payable, have been paid, except assessments against which appeals have been or will be promptly taken and as to which adequate reserves have been provided. The United States federal income tax returns of the Company through the fiscal year ended December 31, 2006 have been settled and no assessment in connection therewith has been made against the Company. The Company and its subsidiaries have filed all other tax returns that are required to have been filed by them pursuant to applicable foreign, state, local or other law except insofar as the failure to file such returns would not result in a Material Adverse Effect, and has paid all taxes due pursuant to such returns or pursuant to any assessment received by the Company and its subsidiaries, except for such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. The charges, accruals and reserves on the books of the Company in respect of any income and corporation tax liability for any years not finally determined are adequate to meet any assessments or re-assessments for additional income tax for any years not finally determined, except to the extent of any inadequacy that would not result in a Material Adverse Effect.

(xxviii) Insurance. The Company and its subsidiaries carry or are entitled to the benefits of insurance, with reputable insurers, in such amounts and covering such risks as is generally maintained by companies of established repute engaged in the same or similar business, and all such insurance is in full force and effect. The Company has no reason to believe that it or any subsidiary will not be able (A) to renew its existing insurance coverage as and when such policies expire or (B) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not result in a Material Adverse Effect. Neither of the Company nor any subsidiary has been denied any insurance coverage which it has sought or for which it has applied.

(xxix) Statistical and Market Related Data. Any statistical and market related data included in the Disclosure package and the Final Offering Memorandum are based on or derived from sources that the Company believes to be reliable and accurate.

(xxx) Investment Company Act. The Company is not required, and upon the issuance and sale of the offered Securities as herein contemplated and the application of the net proceeds therefrom as described in the Disclosure Package and the Final Offering Memorandum will not be required, to register as an “investment company” under the Investment Company Act of 1940, as amended (the “1940 Act”).

(xxxi) Similar Offerings. Neither the Company nor any of its affiliates, as such term is defined in Rule 501(b) under the 1933 Act (each, an “Affiliate”), has, directly or indirectly, solicited any offer to buy, sold or offered to sell or otherwise negotiated in respect of, or will solicit any offer to buy, sell or offer to sell or otherwise negotiate in respect of, in the United States or to any United States citizen or resident, any security which is or would be integrated with the sale of the Securities in a manner that would require the offered Securities to be registered under the 1933 Act.

(xxxii) Rule 144A Eligibility. The Securities are eligible for resale pursuant to Rule 144A, assuming compliance by the Initial Purchaser with the representations and warranties of the Initial Purchaser and the procedures set forth in Section 6 hereof, and will not be, at Closing Time, of the same class as securities listed on a national securities exchange registered under Section 6 of the 1934 Act, or quoted in a U.S. automated interdealer quotation system.

(xxxiii) No General Solicitation. None of the Company, its Affiliates or any person acting on its or any of their behalf (other than the Initial Purchaser, as to whom the Company makes no representation) has engaged or will engage, in connection with the offering of the offered Securities, in any form of general solicitation or general advertising within the meaning of Rule 502(c) under the 1933 Act.

(xxxiv) No Registration Required. Subject to compliance by the Initial Purchaser with the representations and warranties of the Initial Purchaser and the procedures set forth in Section 6 hereof, it is not necessary in connection with the offer, sale and delivery of the offered Securities to the Initial Purchaser and to each Subsequent Purchaser in the manner contemplated by this Agreement and the Offering Memorandum to register the Securities under the 1933 Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended (the “1939 Act”).

(xxxv) ERISA Compliance. The Company and its subsidiaries and any “employee benefit plan” (as defined under the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder (collectively, “ERISA”)) established or maintained by the Company, its subsidiaries or their “ERISA Affiliates” (as defined below) are in compliance in all material respects with ERISA. “ERISA Affiliate” means, with respect to the Company or any of its subsidiaries, any member of any group of organizations described in Section 414 of the Internal Revenue Code of 1986, as amended, and the regulations and published interpretations thereunder (the “Code”) of which the Company or any of its subsidiaries is a member. No “reportable event” (as defined under ERISA) has occurred or is reasonably expected to occur with respect to any “employee benefit plan” established or maintained by the Company, any of its subsidiaries or any of their ERISA Affiliates. No

“employee benefit plan” subject to Title IV of ERISA established or maintained by the Company, any of its subsidiaries or any of their ERISA Affiliates, if such “employee benefit plan” were terminated, would have any “amount of unfunded benefit liabilities” (as defined under ERISA). Neither the Company, its subsidiaries nor any of their ERISA Affiliates has incurred or reasonably expects to incur any liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “employee benefit plan” or (ii) Sections 412, 4971, 4975 or 4980B of the Code. Each “employee benefit plan” established or maintained by the Company, any of its subsidiaries or any of their ERISA Affiliates that is intended to be qualified under Section 401 of the Code is so qualified and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification.

(xxxvi) Foreign Corrupt Practices Act. Neither the Company nor, to the knowledge of the Company, any director, officer, agent, employee, affiliate or other person acting on behalf of the Company or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Company and, to the knowledge of the Company, its affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(xxxvii) Money Laundering Laws. The operations of the Company are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the Money Laundering Laws is pending or, to the knowledge of the Company after due inquiry, threatened.

(xxxviii) OFAC. Neither the Company nor, to the knowledge of the Company, any director, officer, agent, employee, affiliate or person acting on behalf of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(xxxix) Related Party Transactions. Since the dates as of which information is given in the Offering Memorandum, the Company has not entered into or made a material modification to any relationship, direct or indirect, between or among any of the Company or its subsidiaries or any affiliate of the Company or its subsidiaries, on the one hand, and any former or current director, officer, stockholder, customer or supplier of any of them (including any member of their immediate family), on the other hand, which is required to be described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 (or incorporated therein by reference to the Company’s Definitive Proxy Statement to be filed in connection with the Company’s 2008 Annual Meeting of Stockholders) which is not described in the Offering Memorandum.

(xl) Solvency. Immediately after each Closing Time and immediately upon consummation of the transactions contemplated herein and in the Offering Memorandum, the Company will be Solvent. As used herein, the term “Solvent” means, with respect to an entity, on a particular date, that on such date (a) the fair market value of the assets of such entity is greater than the total amount of liabilities (including contingent liabilities) of such entity, (b) the present fair salable value of the assets of the entity is greater than the amount that will be required to pay the probable liabilities of such entity on its debt as they become absolute and mature, (c) the entity is able to realize upon its assets and pay its debts and other liabilities (including contingent obligations) as they mature, and (d) the entity does not have unreasonably small capital.

(b) Officer’s Certificates. Any certificate signed by any officer of the Company or any of its subsidiaries delivered to the Initial Purchaser or to counsel for the Initial Purchaser shall be deemed a representation and warranty by the Company to the Initial Purchaser as to the matters covered thereby.

SECTION 2. Sale and Delivery to Initial Purchaser; Closing.

(a) Securities. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company agrees to sell to the Initial Purchaser and the Initial Purchaser agrees to purchase from the Company, at the price of 96.00% of the principal amount thereof of $50,000,000 aggregate principal amount of Initial Securities.

(b) Option Securities. In addition, on the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company hereby grants an option to the Initial Purchaser to purchase all or any part of the Option Securities at the same price per $1,000 principal amount of Securities as the Initial Purchaser shall pay for the Initial Securities, plus accrued interest, if any, from the Closing Time to, but excluding, the Option Closing Time (as defined below). The option hereby granted will expire 30 days after the date hereof and may be exercised in whole or in part at any time (but not more than once) upon notice by the Initial Purchaser to the Company setting forth the number of Option Securities as to which the Initial Purchaser is then exercising the option and the time and date of payment and delivery for such Option Securities. Any such time and date of delivery (a “Option Closing Time”) shall be determined by the Initial Purchaser, but shall not be later than seven full business days after the exercise of said option, nor in any event prior to the Initial Closing Time, as hereinafter defined, provided, however, if the option hereby granted is exercised at least one business day prior to the Initial Closing Time, the Option Closing Time shall be the Initial Closing Time.

(c) Payment. Payment of the purchase price for, and delivery of certificates for, the Securities shall be made at the office of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022, or at such other place as shall be agreed upon by the Initial Purchaser and the Company, at 9:00 A.M. (Eastern time) on the fourth business day after the date hereof, or such other time not later than ten business days after such date as shall be agreed upon by the Initial Purchaser and the Company (such time and date of payment and delivery being herein called the “Initial Closing Time” and the Initial Closing Time and the Option Closing Time, each being the applicable “Closing Time”).

In addition, in the event that the Initial Purchaser has exercised its option to purchase all or any of the Option Securities, payment of the purchase price for, and delivery of one or more global certificates for, such Option Securities shall be made at the above-mentioned offices, or at such other place as shall be agreed upon by the Initial Purchaser and the Company, on the Option Closing Time as specified in the notice from the Initial Purchaser to the Company.

Payment shall be made to the Company by wire transfer of immediately available funds to a bank account designated by the Company, against delivery to the Initial Purchaser for the account of the Initial Purchaser of certificates for the Securities to be purchased by it.

(d) Denominations; Registration. Certificates for the Initial Securities and the Option Securities, if any, shall be in such denominations ($1,000 or integral multiples of $1,000 in excess thereof) and registered in such names as the Initial Purchaser may request in writing at least one full business day before the Initial Closing Time or the Option Closing Time, as the case may be. The certificates representing the Initial Securities and the Option Securities, if any, shall be made available for examination and packaging by the Initial Purchaser in The City of New York not later than 10:00 A.M. on the last business day prior to Initial Closing Time or the Option Closing Time, as the case may be.

SECTION 3. Covenants of the Company. The Company covenants with the Initial Purchaser as follows:

(a) Offering Memorandum. The Company, as promptly as possible, will furnish to the Initial Purchaser, without charge, such number of copies of the Offering Memorandum and any amendments and supplements thereto and documents incorporated by reference therein as the Initial Purchaser may reasonably request.

(b) Notice and Effect of Material Events. The Company will immediately notify the Initial Purchaser, and confirm such notice in writing, of (x) any filing made by the Company of information relating to the offering of the Securities with any securities exchange or any other regulatory body in the United States or any other jurisdiction, and (y) prior to the completion of the placement of the offered Securities by the Initial Purchaser as evidenced by a notice in writing from the Initial Purchaser to the Company, any material changes in or affecting the condition, financial or otherwise, or the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise which (i) make any statement in the Disclosure Package, any Offering Memorandum or any Supplemental Offering Material false or misleading or (ii) are not disclosed in the Disclosure Package or the Offering Memorandum. In such event or if during such time any event shall occur as a result of which it is necessary, in the reasonable opinion of any of the Company, its counsel, the Initial Purchaser or counsel for the Initial Purchaser, to amend or supplement the Offering Memorandum in order that the Offering Memorandum not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances then existing, the Company will forthwith amend or supplement the Offering Memorandum by preparing and furnishing to the Initial Purchaser an amendment or amendments of, or a supplement or supplements to, the Offering Memorandum (in form and substance satisfactory in the reasonable opinion of counsel for the Initial Purchaser) so that, as so amended or supplemented, the Offering Memorandum will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at the time it is delivered to a Subsequent Purchaser, not misleading.

(c) Amendment and Supplements to the Offering Memorandum; Preparation of Pricing Supplement; Supplemental Offering Materials. The Company will advise the Initial Purchaser promptly of any proposal to amend or supplement the Offering Memorandum and will not effect such amendment or supplement without the consent of the Initial Purchaser. Neither the consent of the Initial Purchaser, nor the Initial Purchaser’s delivery of any such amendment or supplement, shall constitute a waiver of any of the conditions set forth in Section 5 hereof. The Company will prepare the Pricing Supplement, in form and substance satisfactory to the Initial Purchaser, and shall furnish as soon as practicable and prior to the Applicable Time to the Initial Purchaser, without charge, as many copies of the Pricing Supplement as the Initial Purchaser may reasonably request. The Company represents and agrees that, unless it obtains the prior consent of the Initial Purchaser, it has not made and will not make any offer relating to the Securities by means of any Supplemental Offering Materials. The Initial Purchaser represents and agrees that, except if it obtained or obtains the prior written consent of the Company, it has not made and will not make any offering relating to the Securities by means of any Supplemental Offering Materials other than the Pricing Supplement.

(d) Qualification of Securities for Offer and Sale. The Company will use its best efforts, in cooperation with the Initial Purchaser, to qualify the offered Securities for offering and sale under the applicable securities laws of such states and other jurisdictions as the Initial Purchaser may designate and to maintain such qualifications in effect as long as required for the sale of the Securities; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

(e) DTC. The Company will cooperate with the Initial Purchaser and use its best efforts to permit the offered Securities to be eligible for clearance and settlement through the facilities of DTC.

(f) Use of Proceeds. The Company will use the net proceeds received by it from the sale of the Securities in the manner specified in the Offering Memorandum under “Use of Proceeds”.

(g) Restriction on Sale of Securities. During a period of 90 days from the date of the Final Offering Memorandum, the Company will not, without the prior written consent of Merrill Lynch, directly or indirectly, (i) offer, pledge, sell, or contract to sell any Common Stock or securities convertible into or exchangeable or exercisable for or repayable with Common Stock (collectively, “Relevant Securities”); (ii) sell any option or contract to purchase any Relevant Securities; (iii) purchase any option or contract to sell any Relevant Securities; (iv) grant any option, right or warrant for the sale of any Relevant Securities; (v) lend or otherwise dispose of any Relevant Securities; (vi) transfer any Relevant Securities or securities convertible into or exchangeable or exercisable for or repayable with Relevant Securities; (vii) file a registration statement under the 1933 Act relating to any sales of any Relevant Securities; or (viii) enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of Relevant Securities whether any such swap or transaction is to be settled by delivery of any Relevant Securities, in cash or otherwise; provided, however, that the foregoing restrictions shall not apply to (A) the sale of the Securities under this Agreement or the issuance of the Underlying Securities, (B) the grant by the Company of employee or director stock options in the ordinary course of business, the issuance by the Company of any shares of Common Stock in connection with the Company’s employee benefit plans or upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof, of which you have been advised in writing, (C) the filing of any registration statement in respect of the Securities and the Underlying Securities, (D) sales of shares of Common Stock pursuant to any 10b5-1 plans in effect on the date of the Final Offering Memorandum, and (E) the filing of any registration statement required by the terms of any agreement set forth in Schedule D hereto; and provided further, that, notwithstanding the foregoing, the Company may file a registration statement with the SEC on Form S-8 for securities to be issued under the Company’s stock plans.

(h) PORTAL Designation. The Company will use its best efforts to permit the Securities to be designated PORTAL securities in accordance with NASDAQ’s rules and regulations relating to trading in the PORTAL Market.

(i) Listing on Securities Exchange. The Company will use its best efforts to have the Underlying Securities listed or admitted to trading on the NYSE Arca exchange.

(j) Reporting Requirements. Until the offering of the Securities is complete, the Company will file all documents required to be filed with the Commission pursuant to the 1934 Act within the time periods required by the 1934 Act and the 1934 Act Regulations.

(k) Funds Held in Escrow. The Company shall not, and shall cause its Affiliates not to, seek the release of the funds held in the Escrow Account (as defined in the Escrow Agreement) unless such release is in compliance with the terms of the Indenture and the Escrow Agreement.

SECTION 4. Payment of Expenses.

(a) Expenses. The Company will pay all expenses incident to the performance of its obligations under this Agreement, including (i) the preparation, printing, delivery to the Initial Purchaser and any filing of the Disclosure Package or any Offering Memorandum (including financial statements and any schedules or exhibits and any document incorporated therein by reference) and of each amendment or supplement thereto or of any Supplemental Offering Material, (ii) the preparation, printing and delivery to the Initial Purchaser of this Agreement, the Registration Rights Agreement, the Agreement among Initial Purchasers, if any, the Other Agreements, the Indenture and such other documents as may be required in connection with the offering, purchase, sale, issuance or delivery of the Securities or the issuance or delivery of the Underlying Securities, (iii) the preparation, issuance and delivery of the certificates for the Securities to the Initial Purchaser and the certificates for the Underlying Securities, including any transfer taxes, any stamp or other duties payable upon the sale, issuance and delivery of the Securities to the Initial Purchaser and any charges of DTC in connection therewith, (iv) the fees and disbursements of the Company’s counsel, accountants and other advisors, (v) the qualification of the Securities and the Underlying Securities under securities laws in accordance with the provisions of Section 3(d) hereof, including filing fees and the reasonable fees and disbursements (not to exceed $5,000) of counsel for the Initial Purchaser in connection therewith and in connection with the preparation of the Blue Sky Survey, any supplement thereto, (vi) the fees and expenses of the Trustee, including the fees and disbursements of counsel for the Trustee in connection with the Indenture and the Securities and the fees and expenses of the Escrow Agent in connection with the Escrow Agreement, (vii) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the Securities including, without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations, travel and lodging expenses of the representatives and officers of the Company and any such consultants, and the cost of aircraft and other transportation chartered in connection with the road show, (viii) any fees payable in connection with the rating of the Securities, (ix) any fees and expenses payable in connection with the initial and continued designation of the Securities as PORTAL securities under the PORTAL Market Rules pursuant to NASD Rule 5322, (x) any fees of the FINRA in connection with the Securities and (xi) the fees and expenses of any transfer agent or registrar for the Common Stock.

(b) Termination of Agreement. If this Agreement is terminated by the Initial Purchaser in accordance with the provisions of Section 5 or Section 10(a)(i) hereof, the Company shall reimburse the Initial Purchaser for all of its out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Initial Purchaser.

SECTION 5. Conditions of Initial Purchaser’s Obligations. The obligations of the Initial Purchaser hereunder are subject to the accuracy of the representations and warranties of the Company contained in Section 1 hereof or in certificates of any officer of the Company or any of its subsidiaries delivered pursuant to the provisions hereof, to the performance by the Company of its covenants and other obligations hereunder, and to the following further conditions:

(a) Opinion of Counsel for Company. At each Closing Time, the Initial Purchaser shall have received the favorable opinion, dated as of such Closing Time, of Stoel Rives LLP, counsel for the Company, in form and substance satisfactory to counsel for the Initial Purchaser, to the effect set forth in Exhibit A hereto, and to such further effect as counsel to the Initial Purchaser may reasonably request.

(b) Opinion of Counsel for Initial Purchaser. At each Closing Time, the Initial Purchaser shall have received the favorable opinion, dated as of such Closing Time, of Shearman & Sterling LLP, counsel for the Initial Purchaser. In giving such opinion such counsel may rely, as to all matters governed by the laws of jurisdictions other than the law of the State of New York, the federal law of the United States and the General Corporation Law of the State of Delaware, upon the opinions of counsel satisfactory to the Initial Purchaser. Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers of the Company and its subsidiaries and certificates of public officials.

(c) Officers’ Certificate. At each Closing Time, there shall not have been, since the date hereof or since the date as of which information is given in the Preliminary Offering Memorandum, the Disclosure Package or the Final Offering Memorandum (exclusive of any amendments or supplements thereto subsequent to the date of this Agreement), any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, and the Initial Purchaser shall have received a certificate of the Chief Executive Officer, President or a Vice President of the Company and of the chief financial or chief accounting officer of the Company, dated as of such Closing Time, to the effect that (i) there has been no such material adverse change, (ii) the representations and warranties in Section 1 hereof are true and correct with the same force and effect as though expressly made at and as of such Closing Time, and (iii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to such Closing Time.

(d) Accountants’ Comfort Letter. At the time of the execution of this Agreement, the Initial Purchaser shall have received from each of Hein & Associates LLP and Tanner LC a letter dated such date, in form and substance satisfactory to the Initial Purchaser containing statements and information of the type ordinarily included in accountants’ “comfort letters” to Initial Purchaser with respect to the financial statements and certain financial information contained in the Offering Memorandum.

(e) Bring-down Comfort Letter. At such Closing Time, the Initial Purchaser shall have received from each of Hein & Associates LLP and Tanner LC a letter, dated as of Closing Time, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (d) of this Section, except that the specified date referred to shall be a date not more than three business days prior to Closing Time.

(f) Maintenance of Rating. Since the date of this Agreement, there shall not have occurred a downgrading in the rating assigned to the Company’s debt securities by any “nationally recognized statistical rating agency”, as that term is defined by the Commission for purposes of Rule 436(g)(2) under the 1933 Act, and no such securities rating agency shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any of the Company’s other debt securities.

(g) PORTAL. At the Initial Closing Time, the Securities shall have been designated for trading on PORTAL.

(h) Lock-up Agreements. On the date of this Agreement, the Initial Purchaser shall have received “lock-up letters,” in the form attached hereto as Exhibit B, from the executive officers and directors of the Company named in Schedule C, and such letters shall be in full force and effect at each Closing Time.

(i) Indenture, Registration Rights Agreement and Other Agreements. At or prior to the Initial Closing Time, the Company and the Trustee shall have executed and delivered the Indenture, the Company and the Initial Purchaser shall have executed and delivered the Registration Rights Agreement, the Company and Merrill Lynch International shall have executed the Call Spread and Forward Stock Purchase, and the Company, the Trustee and the Escrow Agent shall have executed the Escrow Agreement, each in a form satisfactory to the Initial Purchaser.

(j) Approval of Listing. At the Initial Closing Time, the Underlying Securities shall have been approved for listing on the NYSE Arca exchange, subject only to official notice of issuance.

(k) Additional Documents. At each Closing Time, counsel for the Initial Purchaser shall have been furnished with such documents and opinions as they may require for the purpose of enabling them to pass upon the issuance and sale of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company in connection with the issuance and sale of the Securities as herein contemplated shall be satisfactory in form and substance to the Initial Purchaser and counsel for the Initial Purchaser.

(l) Termination of Agreement. If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by the Initial Purchaser by notice to the Company at any time at or prior to each Closing Time, and such termination shall be without liability of any party to any other party except as provided in Section 4 and except that Sections 1, 7, 8 and 9 shall survive any such termination and remain in full force and effect.

SECTION 6. Subsequent Offers and Resales of the Securities.

(a) Offer and Sale Procedures. The Initial Purchaser and the Company hereby establish and agree to observe the following procedures in connection with the offer and sale of the Securities:

(i) Offers and Sales. Offers and sales of the Securities shall only be made to persons whom the offeror or seller reasonably believes to be qualified institutional buyers, as defined in Rule 144A under the 1933 Act (“Qualified Institutional Buyers”).

(ii) No General Solicitation. No general solicitation or general advertising (within the meaning of Rule 502(c) under the 1933 Act) will be used in the United States in connection with the offering or sale of the Securities.

(iii) Purchases by Non-Bank Fiduciaries. In the case of a non-bank Subsequent Purchaser of a Security acting as a fiduciary for one or more third parties, each third party shall, in the judgment of the Initial Purchaser, be a Qualified Institutional Buyer.

(iv) Subsequent Purchaser Notification. The Initial Purchaser will take reasonable steps to inform, and cause each of its U.S. Affiliates to take reasonable steps to inform, persons acquiring Securities from the Initial Purchaser or affiliate, as the case may be, in the United States that the Securities (A) have not been and will not be registered under the 1933 Act, (B) are being sold to them without registration under the 1933 Act in reliance on Rule 144A or in accordance with another exemption from registration under the 1933 Act, as the case may be, and (C) may not be offered, sold or otherwise transferred except (1) to the Company, (2) outside the United States in accordance with Regulation S, or (3) inside the United States in accordance with (x) Rule 144A to a person whom the seller reasonably believes is a Qualified Institutional Buyer that is purchasing such Securities for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the offer, sale or transfer is being made in reliance on Rule 144A or (y) pursuant to another available exemption from registration under the 1933 Act.

(v) Minimum Principal Amount. No sale of the Securities to any one Subsequent Purchaser will be for less than U.S. $1,000 principal amount and no Security will be issued in a smaller principal amount. If the Subsequent Purchaser is a non-bank fiduciary acting on behalf of others, each person for whom it is acting must purchase at least U.S. $1,000 principal amount of the Securities.

(b) Covenants of the Company. The Company covenants with the Initial Purchaser as follows:

(i) Integration. The Company agrees that it will not and will cause its Affiliates not to, directly or indirectly, solicit any offer to buy, sell or make any offer or sale of, or otherwise negotiate in respect of, securities of the Company of any class if, as a result of the doctrine of “integration” referred to in Rule 502 under the 1933 Act, such offer or sale would render invalid (for the purpose of (i) the sale of the offered Securities by the Company to the Initial Purchaser, (ii) the resale of the offered Securities by the Initial Purchaser to Subsequent Purchasers or (iii) the resale of the offered Securities by such Subsequent Purchasers to others) the exemption from the registration requirements of the 1933 Act provided by Section 4(2) thereof or by Rule 144A thereunder or otherwise.

(ii) Rule 144A Information. The Company agrees that, in order to render the offered Securities eligible for resale pursuant to Rule 144A under the 1933 Act, while any of the offered Securities remain outstanding, it will make available, upon request, to any holder of offered Securities or prospective purchasers of Securities the information specified in Rule 144A(d)(4), unless the Company furnishes information to the Commission pursuant to Section 13 or 15(d) of the 1934 Act.

(iii) Restriction on Repurchases. Until the expiration of one year after the original issuance of the offered Securities, the Company will not, and will cause its Affiliates not to, resell any offered Securities which are “restricted securities” (as such term is defined under Rule 144(a)(3) under the 1933 Act), whether as beneficial owner or otherwise (except as agent acting as a securities broker on behalf of and for the account of customers in the ordinary course of business in unsolicited broker’s transactions).

(c) Qualified Institutional Buyer. The Initial Purchaser represents and warrants to, and agrees with, the Company that it is a Qualified Institutional Buyer and an “accredited investor” within the meaning of Rule 501(a) under the 1933 Act (an “Accredited Investor”).

SECTION 7. Indemnification.

(a) Indemnification of the Initial Purchaser. The Company agrees to indemnify and hold harmless the Initial Purchaser, its affiliates, as such term is defined in Rule 501(b) under the 1933 Act (each, an “Affiliate”), its selling agents and each person, if any, who controls the Initial Purchaser within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act as follows:

(i) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Offering Memorandum, the Disclosure Package, the Final Offering Memorandum (or any amendment or supplement thereto) or any Supplemental Offering Materials, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 7(d) below) any such settlement is effected with the written consent of the Company; and

(iii) against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by Merrill Lynch), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;

provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by the Initial Purchaser expressly for use in the Preliminary Offering Memorandum, the Disclosure Package, the Final Offering Memorandum (or any amendment or supplement thereto) or in any Supplemental Offering Materials.

(b) Indemnification of Company. The Initial Purchaser agrees to indemnify and hold harmless the Company and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Preliminary Offering Memorandum, the Disclosure Package, the Final Offering Memorandum or any Supplemental Offering Materials in reliance upon and in conformity with written information furnished to the Company by the Initial Purchaser expressly for use therein.

(c) Actions against Parties; Notification. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In the case of parties indemnified pursuant to Section 7(a) above, counsel to the indemnified parties shall be selected by Merrill Lynch, and, in the case of parties indemnified pursuant to Section 7(b) above, counsel to the indemnified parties shall be selected by the Company. An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section or Section 8 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d) Settlement without Consent if Failure to Reimburse. If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 7(a)(ii) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

SECTION 8. Contribution. If the indemnification provided for in Section 7 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Initial Purchaser on the other hand from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the Initial Purchaser on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

The relative benefits received by the Company on the one hand and the Initial Purchaser on the other hand in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses) received by the Company and the total underwriting discount received by the Initial Purchaser, bear to the aggregate initial offering price of the Securities.

The relative fault of the Company on the one hand and the Initial Purchaser on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by the Initial Purchaser and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the Initial Purchaser agree that it would not be just and equitable if contribution pursuant to this Section were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

Notwithstanding the provisions of this Section, the Initial Purchaser shall not be required to contribute any amount in excess of the amount by which the total price at which the Securities purchased and sold by it hereunder exceeds the amount of any damages which the Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.

No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

For purposes of this Section, each person, if any, who controls the Initial Purchaser within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act and the Initial Purchaser’s Affiliates and selling agents shall have the same rights to contribution as the Initial Purchaser, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company.

SECTION 9. Representations, Warranties and Agreements to Survive. All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Company or any of its subsidiaries submitted pursuant hereto shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of the Initial Purchaser or its Affiliates or selling agents, any person controlling the Initial Purchaser, its officers or directors or any person controlling the Company and (ii) delivery of and payment for the Securities.

SECTION 10. Termination of Agreement.

(a) Termination; General. The Initial Purchaser may terminate this Agreement, by notice to the Company, at any time at or prior to Closing Time (i) if there has been, since the time of execution of this Agreement or since the date as of which information is given in the Preliminary Offering Memorandum, the Disclosure Package or the Final Offering Memorandum (exclusive of any amendments or supplements thereto subsequent to the date of this Agreement), any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, or (ii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Initial Purchaser, impracticable or inadvisable to market the Securities or to enforce contracts for the sale of the Securities, or (iii) if trading in any securities of the Company has been suspended or materially limited by the Commission or if trading generally on the American Stock Exchange, the New York Stock Exchange, the NYSE Arca exchange or in the NASDAQ System has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the Commission, the National Association of Securities Dealers, Inc. or any other governmental authority, or (iv) a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States or (v) if a banking moratorium has been declared by either Federal or New York authorities.

(b) Liabilities. If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof, and provided further that Sections 1, 7, 8 and 9 shall survive such termination and remain in full force and effect.

SECTION 11. Tax Disclosure. Notwithstanding any other provision of this Agreement, immediately upon commencement of discussions with respect to the transactions contemplated hereby, the Company (and each employee, representative or other agent of the Company) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to the Company relating to such tax treatment and tax structure. For purposes of the foregoing, the term “tax treatment” is the purported or claimed federal income tax treatment of the transactions contemplated hereby, and the term “tax structure” includes any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the transactions contemplated hereby.

SECTION 12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Initial Purchaser shall be directed to the Initial Purchaser at 4 World Financial Center, New York, New York 10080, attention Office of General Counsel, notices to the Company shall be directed to it at 5152 North Edgewood Drive, Suite 375, Provo, Utah 84604, attention of General Counsel.

SECTION 13. No Advisory or Fiduciary Relationship. The Company acknowledges and agrees that (a) the purchase and sale of the Securities pursuant to this Agreement, including the determination of the offering price of the Securities and any related discounts and commissions, is an arm’s-length commercial transaction between the Company, on the one hand, and the Initial Purchaser, on the other hand, (b) in connection with the offering contemplated hereby and the process leading to such transaction the Initial Purchaser is and has been acting solely as a principal and is not the agent or fiduciary of the Company, or its stockholders, creditors, employees or any other party, (c) the Initial Purchaser has not assumed nor will assume an advisory or fiduciary responsibility in favor of the Company with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether the Initial Purchaser has advised or is currently advising the Company on other matters) and the Initial Purchaser has no obligation to the Company with respect to the offering contemplated hereby except the obligations expressly set forth in this Agreement, (d) the Initial Purchaser and its affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company, and (e) the Initial Purchaser has not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.

SECTION 14. Integration. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Initial Purchaser, or any of them, with respect to the subject matter hereof.

SECTION 15. Parties. This Agreement shall inure to the benefit of and be binding upon the Initial Purchaser and the Company and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Initial Purchaser and the Company and their respective successors and the controlling persons and officers and directors referred to in Sections 7 and 8 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Initial Purchaser and the Company and their respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Securities from the Initial Purchaser shall be deemed to be a successor by reason merely of such purchase.

SECTION 16. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 17. TIME. TIME SHALL BE OF THE ESSENCE OF THIS AGREEMENT. EXCEPT AS OTHERWISE SET FORTH HEREIN, SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

SECTION 18. Xtract Research LLC. The Company hereby agrees that the Initial Purchaser may provide copies of the Preliminary Offering Memorandum and the Final Offering Memorandum relating to the offering of the Securities and any other agreements or document relating thereto, including without limitation the Registration Rights Agreement, Pledge and Escrow Agreement or the Indenture, to Xtract Research LLC (“Xtract”) following the completion of the offering for inclusion in an online research service sponsored by Xtract, access to which is restricted to Qualified Institutional Buyers.

SECTION 19. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

SECTION 20. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between the Initial Purchaser and the Company in accordance with its terms.

Very truly yours,

RASER TECHNOLOGIES, INC.

By	/s/ BRENT M. COOK
Name:	Brent M. Cook
Title:	Chief Executive Officer

CONFIRMED AND ACCEPTED,

as of the date first above written:

MERRILL LYNCH & CO.
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ ERICH HOLMSTEN
Authorized Signatory

SCHEDULE A

Pricing Supplement

Term sheet

To preliminary offering memorandum dated March 11, 2008

This term sheet relates only to the securities described below and should be read together with the preliminary offering memorandum dated March 11, 2008 (including the documents incorporated by reference in the offering memorandum) relating to these securities.

**QIBS ONLY**

Raser Technologies, Inc.

(RZ / NYSE Arca)

$50,000,000 Convertible Senior Notes due 2013

Overallotment Option: $5,000,000

Public Offering Price: $1,000.00 per note (100%)

Last Sale (3/19/08): $7.69

Aggregate Net Proceeds After Initial Purchaser’s Discount and Offering Expenses: (Before Overallotment Option): Approximately $47.7 million

(If Overallotment Option Exercised in Full): Approximately $52.5 million

Maturity: April 1, 2013

Interest Rate: 8.00% per annum, payable semiannually in arrears in cash

Interest Escrow: A portion of the proceeds in the amount of approximately $8.0 million (plus an additional $0.8 million if the overallotment option is exercised in full) will be placed in an escrow account that will be invested in government securities to secure the first four interest payments

Interest Payment Dates: April 1 and October 1, beginning October 1, 2008

Conversion Price: Approximately $9.23, subject to adjustment

Conversion Premium: 20%

Conversion Rate: 108.3658, subject to adjustment

Conversion Rate Cap: 130.0390, subject to adjustment

Registration: 144A with Registration Rights

Dividend Protection: Full dividend protection via a conversion rate adjustment

Make Whole Premium upon a Fundamental Change: If a fundamental change occurs and a holder elects to convert in connection with such transaction, the conversion rate will be increased by a number of shares. The number of additional shares will be determined by reference to the following table and is based on the date on which such fundamental change becomes effective (“effective date”) and the price paid per share of common stock on the effective date:

Sch A-1

	Effective Date
Stock Price	3/26/2008	4/1/2009	4/1/2010	4/1/2011	4/1/2012	4/1/2013
$7.69	21.6732	21.6732	21.6732	21.6732	21.6732	21.6732
$8.00	21.6732	21.5227	16.9273	16.6342	16.6342	16.6342
$9.00	21.6732	19.0097	14.9665	11.5376	6.7328	2.7453
$10.00	21.5573	17.0109	13.3825	10.3396	6.0363	0.0000
$15.00	13.9546	11.0053	8.6592	6.7383	3.9348	0.0000
$20.00	10.1734	8.0077	6.3042	4.9054	2.8808	0.0000
$30.00	6.3895	5.0094	3.9357	3.0869	1.8396	0.0000
$40.00	4.4825	3.5249	2.7544	2.1739	1.3098	0.0000
$50.00	3.3832	2.5957	2.0447	1.6379	0.9909	0.0000

If the stock price on the effective date exceeds $50.00 per share, subject to adjustment, no adjustment to the conversion rate will be made.

If the stock price on the effective date is less than $7.69 per share, subject to adjustment, no adjustment to the conversion rate will be made.

Call Spread and Prepaid Forward Share Repurchase Transactions

Payment for Call Spread: $5.85 million

Shares Underlying Call Spread: Approximately 5.42 million

Payment for Prepaid Forward Share Repurchase: $15.0 million

Shares Repurchased: Approximately 1.95 million

Use of Proceeds and Capitalization: At December 31, 2007, on an adjusted basis to reflect the sale of the notes (assuming the initial purchaser’s overallotment option is not exercised), and the issuer’s use of approximately $8.0 million of the net proceeds from this offering to fund the interest escrow account, $5.85 million of such net proceeds to fund the cost of the call spread and $15.0 million of such net proceeds to fund the prepaid forward share repurchase, the issuer would have had cash and cash equivalents of $25.1 million, total debt of $50.0 million and total stockholders’ deficit of approximately $1.4 million. The issuer plans to use the remaining net proceeds of $19.2 million for general corporate purposes, including working capital, and to finance well field development activities for the geothermal power plants that it intends to develop. The issuer anticipates that it will require additional financing to fully complete its currently planned well field development activities. In the event that the issuer is unable to obtain adequate additional financing on a timely basis, it may need to modify the current plans for its well field development activities or extend the time frame over which these activities will take place.

Trade Date: 3/19/08

Settlement Date (T+4): 3/26/08

144A CUSIP: 754055 AA9

Sole Manager: Merrill Lynch

****

This communication is intended for the sole use of the person to whom it is provided by us. This Offering is being conducted in the U.S. pursuant to Rule 144A of the Securities Act 1933, as amended, and may therefore only be offered to QIBs.

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SCHEDULE B

List of Subsidiaries

Raser Technologies Operating Company, Inc.

Raser Power Systems, LLC

Truckee Geothermal No. 1 SV-01, LLC

Lightning Dock Geothermal No. 1 HI-01, LLC

Sch B-1

SCHEDULE C

Persons Subject to Lock-Up

Kraig T. Higginson

Brent M. Cook

Lee A. Daniels

Reynold Roeder

Barry G. Markowitz

Alan G. Perriton

Patrick J. Schwartz

Martin F. Petersen

Richard D. Clayton

James A. Herickhoff

Sergei F. Kolomeitsev

Sch C-1

SCHEDULE D

Name	Securities	Comments
Merrill Lynch	3,700,000 Warrants 3,700,000 Shares	On January 16, 2008, the Company, together with its subsidiary, Truckee Geothermal No. 1 SV-01, LLC, entered into a commitment letter (the “Commitment Letter”), with Merrill Lynch. The Commitment Letter provides for the structuring and financing of up to 155 megawatts (“MW”), of geothermal power plants to be developed by the Company, including a financing commitment from Merrill Lynch to provide non-recourse financing for the construction of a 10.5 MW geothermal power plant in Nye County, Nevada, subject to certain conditions. In connection with the Commitment Letter, the Company granted 3,700,000 warrants (the “Warrants”) to Merrill Lynch, and entered into a registration rights agreement relating to the registration of the resale of the Warrants and the shares of Common Stock issuable upon exercise of the Warrants.

Cummins & Barnard	15,000 Shares	The Company has an obligation to use reasonable efforts to register the resale of 15,000 shares of Common Stock held by Cummins & Barnard pursuant to a future registration statement.

Cummins & Barnard	15,000 Shares	The Company has a contingent obligation to issue 15,000 shares of Common Stock to Cummins & Barnard. If issued, the Company has agreed to use reasonable efforts to register the resale of such contingent shares pursuant to a future registration statement if the Company cannot issue the shares pursuant to an existing registration statement on Form S-8.

National Geothermal	25,000 Shares	The Company has a contingent obligation to issue 25,000 shares of Common Stock to National Geothermal. If issued, the Company has agreed to use reasonable efforts to register the resale of such contingent shares in a future registration statement.

Intermountain Consumer Professional Engineers, Inc.	67,949 Shares	The Company has an obligation to use reasonable efforts to register the resale of 67,949 shares of Common Stock held by Intermountain Consumer Professional Engineers, Inc. pursuant to a future registration statement.

Sch D-1

Exhibit A

FORM OF OPINION OF COMPANY’S COUNSEL

TO BE DELIVERED PURSUANT TO

SECTION 5(a)

[Provided as Separate Document]

A-1

Exhibit B

FORM OF LOCK-UP AGREEMENT

TO BE DELIVERED PURSUANT TO

SECTION 5(h)

March [    ], 2008

Merrill Lynch, Pierce, Fenner & Smith Incorporated

4 World Financial Center

New York, New York 10080

Re:	Raser Technologies, Inc. (the “Company”)

Ladies and Gentlemen:

The undersigned is an owner of record or beneficially of certain shares of Common Stock of the Company (“Common Stock”) or securities convertible into or exchangeable or exercisable for Common Stock. The Company proposes to carry out a convertible notes offering pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) (the “Offering”) for which you will act as initial purchaser (the “Initial Purchaser”). The undersigned acknowledges that you are relying on the representations and agreements of the undersigned contained in this letter in carrying out the Offering and in entering into purchasing arrangements with the Company with respect to the Offering.

In recognition of the benefit that the Offering will confer upon the undersigned as an officer or director of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agrees that, during a period of 90 days from the date of the Final Offering Memorandum (the “Lock-Up Period”), the undersigned will not, for the benefit of the Initial Purchaser, without the prior written consent of the Initial Purchaser, directly or indirectly, (i) offer, pledge, sell, or contract to sell any shares of the Company’s Common Stock or any securities convertible into or exchangeable or exercisable for or repayable with such Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition (collectively, “Lock-Up Securities”); (ii) sell any option or contract to purchase any Lock-Up Securities; (iii) purchase any option or contract to sell any Lock-Up Securities; (iv) grant any option, right or warrant for the sale of any Lock-Up Securities; (v) lend or otherwise dispose of any Lock-Up Securities; (vi) transfer any Lock-Up Securities or securities convertible into or exchangeable or exercisable for or repayable with Lock-Up Securities; (vii) file or request or demand the filing of a registration statement under the Securities Act relating to any sales of any Lock-Up Securities; or (viii) enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of Lock-Up Securities whether any such swap or transaction is to be settled by delivery of shares of Common Stock or other securities, in cash or otherwise.

The foregoing restrictions shall not apply to: (1) the acquisition of Common Stock by directors and employees of the Company upon the conversion of stock units and the exercise of stock options; (2) sales of shares of Common Stock pursuant to any 10b5-1 plans in effect on the date of the Final Offering Memorandum; (3) any transfers (i) as a bona fide gift or gifts or by will or intestacy, or (ii) to any trust the beneficiaries of which are exclusively the undersigned or a member of the immediate family of the undersigned, including grandchildren (to the extent consistent with the Securities Act and state securities laws) provided that (A) the Initial Purchaser receives a signed lock-up agreement for the balance of the Lock-Up Period from each transferee or trustee, as the case may be, (B) any such transfer

B-1

shall not involve a disposition for value, (C) such transfers are not required during the Lock-Up Period to be reported in any public report or filing with the SEC, or otherwise, and (D) the undersigned does not otherwise voluntarily effect any public filing or report regarding such transfers.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Lock-Up Securities except in compliance with the foregoing restrictions.

Printed Name of Holder

By:
Signature

2